PARTICIPATION AGREEMENT

By and among

GUARDIAN VARIABLE PRODUCTS TRUST

PARK AVENUE INSTITUTIONAL ADVISERS LLC

and

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

THIS AGREEMENT, made and entered into this 8th day of August, 2016 by and among The Guardian Insurance & Annuity Company, Inc., a Delaware corporation (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each such account hereinafter referred to as the “Account”), and Guardian Variable Products Trust, a Delaware statutory trust (the “Fund”), and Park Avenue Institutional Advisers LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts (collectively, the “Contracts”) to be issued by the Company;

WHEREAS, the beneficial interests in the Fund are divided into several series of shares, (each designated a “Portfolio”) and, may offer multiple classes of shares of one or more Portfolios, each of which would represent an interest in a Portfolio;

WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Company has registered or will register certain Contracts or interests therein under the 1933 Act, or such Contracts are or will be exempt from registration thereunder;

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company to set aside and invest assets attributable to one or more Contracts;

WHEREAS, each Account is or will be registered as an investment company under the 1940 Act, or the Account is or will be exempt from registration under the 1940 Act;

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios on behalf of each Account to serve as investment vehicles for certain of the aforesaid Contracts, and

NOW, THEREFORE, in consideration of their mutual promises the Company, the Fund and the Adviser agree as follows:

ARTICLE I.

Sale of Fund Shares

1.1 The Fund agrees to sell to the Company those shares of the Portfolios of the Fund which each Account orders, executing such orders on those days on which the Fund calculates NAV for its Portfolios at the net asset value per share (“NAV”) of the pertinent Portfolio next computed after receipt by the Fund or its designee of the order for shares of the Portfolios. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account, and receipt by such designee shall constitute receipt by the Fund, provided that: (i) the orders are received by the Company (or its designee) in good order prior to the time as of which the NAV of each Portfolio is calculated in accordance with the Fund’s Prospectus1 , and (ii) the Fund receives notice of such order by 10:00 a.m. Eastern Time on the next following “Business Day.” “Business Day” shall mean any day on which the Fund calculates an NAV for the Portfolios as disclosed in the Fund’s prospectus.

[1]	The term “Prospectus” as used herein, refers to the prospectus and related statement of additional information (the “Statement of Additional Information”) incorporated therein by reference (each as amended or supplemented) on file with the SEC at the time in question.

1.2 The Fund agrees to make its shares available indefinitely for purchase at the applicable NAV by the Company and its Accounts on those days on which the Fund calculates NAV for the Portfolios and the Fund shall use its best efforts to calculate such NAVs in accordance with its prospectus. Notwithstanding the foregoing, the Board of Trustees of the Fund (the “Board”) may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by any regulatory authority having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of the fiduciary duties of the Trustees on the Board under federal and any applicable state laws, necessary in the best interest of the shareholders of such Portfolio.

1.3 The Fund agrees that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts and other persons to whom shares of the Portfolios may be offered consistent with the requirements of Treas. Reg. 1.817-5. No shares of any Portfolio will be sold to the general public.

1.4 The Fund will not sell Fund shares to any separate account of any insurance company other than the Company unless an agreement containing provisions substantially the same as Articles I, III, V, of this Agreement is in effect to govern such sales.

1.5 The Fund agrees to redeem for cash, at the Company’s request, any full or fractional shares of the Fund held by the Company, ordinarily executing such requests on those days on which the Fund calculates NAV for its Portfolios at the applicable NAV next computed after receipt by the Fund or its designee of the request for redemption, except that the Fund reserves the right to suspend redemptions or postpone the date of payment upon redemption consistent with Section 22(e) of the 1940 Act and any rules or interpretations thereunder. For purposes of this Section 1.5, the Company shall be the designee of the Fund for receipt of requests for redemption from the Account and receipt by such designee shall constitute receipt by the Fund, provided that: (i) the orders are received by the Company (or its designee) in good order prior to the time as of which the NAV of each Portfolio is calculated in accordance with the Fund’s Prospectus, and (ii) provided that the Fund receives notice of such request for redemption by 10:00 a.m. Eastern Time on the next following “Business Day,” as that term is described in Section 1.1. The Fund may impose redemption fees, as may be described in the Prospectus from time to time.

1.6 The Company agrees to purchase and redeem the shares of each Portfolio offered by the then current Prospectus of the Fund and in accordance with the provisions of the Fund’s Prospectus. The Company may net its orders for shares of the Portfolios. The parties agree that this Agreement shall not be construed to limit the investment options that Company may make available under the Contracts for which the Fund serves as an investment vehicle and which are listed on Schedule A attached hereto, as such Schedule A may be amended from time to time, and that the Contracts may also offer other mutual funds or other investment vehicles selected by the Company and offer allocation to the Company’s general account. The Company agrees to comply with the terms of the Rule 12b-1 Plan described in Section 2.8 hereof. The Company agrees to comply with the provisions of Rule 22c-2 under the 1940 Act as applicable to the Fund (including reporting procedures adopted to comply with the Rule).

1.7 The Company shall pay for Fund shares on the next “Business Day” after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire. For purpose of Sections 2.9 and 2.10, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund. The Fund shall pay redemption proceeds in federal funds transmitted by wire.

1.8 Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

1.9 The Fund shall furnish same day notice by wire, telephone (followed by written confirmation), electronic media or fax to the Company of any income, dividends or capital gain distributions payable on the Fund’s shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on Portfolio shares in additional shares of the applicable Portfolio. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.10 The Fund shall make the NAV for each Portfolio available to the Company on each Business Day as soon as reasonably practicable after the NAV is calculated and shall use its best efforts to make such NAV available by 6:30 p.m. Eastern time. In the event of an error in the computation of a Portfolio’s NAV or in any dividend or capital gain distribution or other distribution (each, a “pricing error”), the Adviser or the Fund shall notify the Company as soon as possible after discovery of the error. Such notification may be oral, but shall be confirmed promptly in writing. Fund agrees to maintain policies and procedures for pricing errors that conform with applicable rules, regulations, and guidance from the SEC and its staff, and Adviser agrees to remedy or to seek from other service providers to the Fund the means to remedy any pricing errors under such policies and procedures, and to make or seek any necessary remediation in accordance with those policies and procedures. Adviser and Company agree to cooperate in the event that any adjustments for pricing errors under such policies and procedures cause adjustments to unit values of the Accounts or to values under the Contracts.

1.11 The Fund shall, upon request of the Company, provide a manual daily confirmation of trade activity from the previous “Business Day.” Such confirmation shall include the dollar amount of purchases or redemptions submitted by the Company for each Portfolio, price per share of each Portfolio, and the corresponding total share amount of such purchase or redemption, and shall be transmitted to the Company on the Business Day following the request.

1.12 The Fund shall, upon request of the Company, provide on a monthly basis, a report of the monthly trade activity for the Account which shall be transmitted to the Company on the “Business Day” following the request.

ARTICLE II.

Representations and Warranties

2.1 The Company represents and warrants that the Contracts are or will be registered under the 1933 Act, unless exempt from such registration, and that the Contracts will be issued and sold in compliance in all material respects with all applicable Federal and State laws and regulations. The Company shall amend the registration statements for its Contracts under the 1933 Act and 1940 Act from time to time as required to effect the continuous offering of its Contracts. The Company represents and warrants that it is an insurance company domiciled in the state of Delaware and duly organized and in good standing under applicable law, and that it has legally and validly established each Account as a segregated asset account under their domiciliary state insurance laws and has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, unless exempt from such registration. The Company represents and warrants that the Company and each Account are in compliance in all material respects with Rule 38a-1 under the 1940 Act pursuant to the requirements of federal law or of any state insurance department. The Company represents and warrants that it has implemented controls designed to prevent, and will provide any reasonable assistance requested by the Fund related to the deterrence of, market timing and/or late trading of shares of the Fund. Further, the Company represents and warrants that:

(a) The Company has in place an anti-money laundering program (“AML program”) that complies with applicable laws and regulations, including the relevant provisions of the Bank Secrecy Act and the USA PATRIOT Act (Pub. L. No. 107-56 (2001)), as amended, and the regulations issued thereunder by duly vested regulatory authority (“Anti-Money Laundering Law and Regulation”).

(b) The Company has, after undertaking reasonable inquiry, no information or knowledge that (i) any Contract owners with proceeds held by the Accounts investing in the Fund, or (ii) any person or entity controlling, controlled by or under common control with such Contract owners, is an individual or entity or in a country or territory that is on an Office of Foreign Assets Control (“OFAC”) list or similar list of sanctioned or prohibited persons maintained by a U.S. governmental or regulatory body.

(c) The Company has in place policies, procedures and internal controls reasonably designed (i) to verify the identity of Contract owners, and (ii) to identify those Contract owners’ sources of funds, and has no reason to believe that any of the invested funds were derived from illegal activities.

(d) The Company will provide the Fund (or its service providers) upon reasonable request any information regarding specific accounts that may be reasonably necessary for the Fund and its service providers to fulfill their responsibilities relating to their anti-money laundering programs or any other information reasonably requested by the Fund (or its service providers) to assist with compliance with the Anti-Money Laundering Law and Regulation, as may be permitted by law or regulation.

(e) The Company will promptly notify the Fund should the Company become aware of any change in the above representations and warranties to the extent that the change relates to the relationship between the Company and the Fund. In addition, the Fund hereby provides notice to the Company that the Fund reserves the right to make inquires of and request additional information from the Company regarding its AML program.

2.2 The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance in all material respects with the laws of the State of Delaware, as applicable, and applicable federal and state securities laws. Further, the Fund represents and warrants that the Fund is in compliance in all material respects with Rule 38a-1 under the 1940 Act. The Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund. The Fund shall provide to the Company upon request a list of the various jurisdictions in which the Portfolios are registered.

2.3 [Reserved.]

2.4 The Company represents that the Contracts are currently treated as endowment, annuity or life insurance contracts, under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and that it will make every effort to maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

2.5 [Reserved.]

2.6 The Fund represents and warrants that it has instructed its distributor or adopted, or has caused to be adopted, written procedures under which shares of the Fund may be sold only to participating insurance companies and their separate accounts and other persons to whom shares of the Portfolios may be offered consistent with the requirements of Treas.Reg. 1.817-5.

2.7 The Funds represent and warrants that the Fund shall take all appropriate steps available to it so that each Portfolio:

(i) qualifies as a look-through entity within the meaning of Treas.Reg. section 1.817-5(f), and

(ii) shall at all times invest money from the Contracts and conduct its operations to ensure that: (a) the assets of the Fund are diversified within the meaning of Treas. Reg. section 1.817-5(b), (b) the Contracts shall be treated as “variable contracts” under Code Section 817(d) and the regulations issued thereunder, and (c) no Contract owner shall be treated as the owner of the assets of an Account solely due to purchase of shares of a Fund by an Account.

The Funds will notify the Company immediately upon having a reasonable basis for believing that a Fund is in breach of the foregoing representation and warranty or that a Fund might be in breach in the future. In addition, the Fund will immediately take all steps necessary to cure any breach to achieve compliance with the foregoing representations and warranties.

2.8 The Fund has adopted a Rule 12b-1 Plan under which it may make payments to finance administrative, service, and distribution expenses with respect to certain Portfolios. The Fund represents and warrants that its Board, a majority of whom are not interested persons of the Fund, has approved such Rule 12b-1 Plan to finance administrative, service, and distribution expenses of the Fund’s Portfolios that are subject to a 12b-1 fee, and that any changes to the Fund’s Rule 12b-1 Plan will be approved, in accordance with Rule 12b-1 under the 1940 Act.

2.9 The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees, expenses and investment policies) complies with the insurance laws or regulations of various states.

2.10 The Adviser represents and warrants that the Adviser is and shall remain duly registered in all material respects as an investment adviser under applicable federal law and regulations and that the Adviser shall perform its obligations for the Fund in compliance in all material respects with applicable federal securities laws and regulations.

2.11 The Fund represents and warrants that its trustees, officers, employees, and other individuals/entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.12 The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount deemed appropriate by the Company to meet its obligations under this Agreement. Company agrees to promptly notify the Adviser and the Fund of any material decrease in the amount of fidelity bond or similar coverage after the execution of the Agreement. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.13 Each party to this Agreement will maintain all records required by law, including records detailing the services it provides. Such records will be preserved, maintained and made available to the extent required by law and in accordance with the 1940 Act and the rules thereunder. Upon request by the Fund or the Adviser, the Company agrees promptly to make copies or, if required, originals of all records pertaining to the performance of services under this Agreement available to the Fund or the Adviser, as the case may be. The Fund agrees that the Company will have the right to inspect, audit and copy all records pertaining to the performance of services under this Agreement pursuant to the requirements of any state insurance department. Each party also agrees promptly to notify the other parties if it experiences any difficulty in maintaining the records in an accurate and complete manner. This provision shall survive termination of the Agreement.

2.14 Company represents and warrants that the registration statement and Prospectus for the Contracts do not contain any untrue statement of any material fact, nor do they omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, though this representation does not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund or the Adviser for use in the registration statement or Prospectus for the Contracts.

2.15 Each of Fund and Adviser represent and warrant that the registration statement and Prospectus for the Fund do not contain any untrue statement of any material fact, nor do they omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, though this representation does not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the Fund or Adviser by or on behalf of the Company for use in the registration statement or Prospectus for the Fund.

2.16 The Company agrees to take measures, directly or through the distributor for the Contracts, so that the solicitation of applications and sale of the Contracts conforms in all material respects with the applicable requirements of the Securities Exchange Act of 1934, the rules of the Financial Industry Regulatory Authority (“FINRA”), and applicable state insurance law.

ARTICLE III.

Prospectuses and Proxy Statements; Voting

3.1 The Fund shall provide the Company with as many copies of the Fund’s current Prospectus or summary prospectuses for the Portfolios as the Company may reasonably request. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new Prospectus or summary prospectuses as set in type at the Fund’s expense – in lieu thereof, such final copy may be provided, if requested by the Company, electronically or through camera ready film) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently, if the Prospectus for the Fund is amended) to have the prospectus for each Contract and the Fund’s Prospectus or summary prospectuses printed together in one document (such printing to be at the Company’s expense). The Fund shall bear the expense of printing and delivery of copies of its current Prospectus or the summary prospectuses of the Portfolios that are distributed to existing owners of the Contracts, and, if not borne by the Fund’s distributor, the Company shall bear the expense of printing and delivering copies of the Fund’s Prospectus or summary prospectuses that are used in connection with offering the Contracts.

3.2 The Fund’s Prospectus and the summary prospectuses of the Portfolios, if any, shall state where a Statement of Additional Information for the Fund may be obtained, and the Fund, at its expense, shall print and provide such Statement free of charge to the Company and to any owner of a Contract or prospective owner who requests such Statement.

3.3 The Fund, at its expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

3.4 If and to the extent required by the 1940 Act or other applicable law the Company shall:

(a)	solicit voting instructions from Contract owners;

(b)	vote Fund shares in accordance with instructions received from Contract owners; and

(c)	vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such Portfolio for which instructions have been received. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. Each Participating Insurance Company shall be responsible for assuring that each of its separate accounts participating in the Fund calculates voting privileges in a manner consistent with this Section.

3.5 The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders.

ARTICLE IV.

Sales Material and Information

4.1 The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or its investment adviser or any of its underwriters is named, at least ten (10) “Business Days” prior to its use. No such material shall be used if the Fund or its designee objects to such use within ten (10) “Business Days” after receipt of such material.

4.2 The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus for the Fund shares, as such registration statement and Prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund or its designee.

4.3 The Fund or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its Account(s), is named at least ten (10) “Business Days” prior to its use. No such material shall be used if the Company or its designee objects to such use within ten (10) “Business Days” after receipt of such material.

4.4 The Fund shall not give any information or make any representations on behalf of the Company or concerning the Company, an Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5 Upon request, the Fund will provide to the Company at least one complete copy of all registration statements, Prospectuses, Statements of Additional Information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares.

4.6 Upon request, the Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or an Account.

4.7 For purposes of this Article IV, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as materials published, or designed for use, in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature, (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under the FINRA rules, the 1940 Act, the 1933 Act, or rules thereunder.

ARTICLE V.

Fees and Expenses

5.1 All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund’s Prospectus and registration statement, proxy material, information statements and reports, setting the Fund’s Prospectus and summary prospectuses for the Portfolios, if any, for printing, setting in type and printing the proxy material, information statements and reports to shareholders, and the preparation of all statements and notices required by any federal or state law. The Fund shall bear the cost of printing and distributing the Fund’s Prospectus and summary prospectuses for the Portfolios, periodic reports to shareholders, proxy materials and other shareholder communications to existing Contract owners. The Company shall see to it that each of the Contracts (or interests therein) and the Accounts are registered and are authorized for issuance in accordance with applicable federal law. The Company shall bear the expenses for the cost of registration and qualification of the Contracts and the Accounts, preparation and filing of the applicable prospectus and registration statements, setting each Contract prospectus for printing, and the preparation of all statements and notices required by any federal or state law.

5.2 Notwithstanding anything else in this Agreement, pursuant to any Rule 12b-1 Plan adopted by the Fund, and as contemplated by Section 2.8 of this Agreement, the Fund or any Portfolio or share class thereof may pay or cause to be paid to the Company for activities related to personal service and/or maintenance of Contract owner accounts and/or administration services, as permitted by such Plan.

ARTICLE VI.

[Reserved.]

ARTICLE VII.

Applicable Law

7.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of New York.

7.2 This Agreement shall be subject to the provisions of the federal securities laws, and the rules, regulations and rulings and interpretations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VIII.

Termination

8.1 This Agreement shall terminate:

(a) at the option of any party upon six months advance written notice to the other parties unless otherwise agreed in a separate written agreement among the parties; or

(b) at the option of the Company if shares of the Portfolios delineated in Schedule B are not reasonably available to meet the requirements of the Contracts as determined by the Company; or

(c) at the option of the Fund upon institution of formal proceedings against the Company by the FINRA, the SEC, the insurance commission of any state or any other regulatory body regarding the Company’s duties under this Agreement that would have a material adverse impact on the sale of the Contracts, the administration of the Contracts, the operation of an Account, or the purchase of Fund shares; or

(d) at the option of the Company upon institution of formal proceedings against the Fund by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body that would have a material adverse impact on the Fund; or

(e) at the option of the Company upon receipt of any necessary regulatory approvals and/or the vote of the Contract owners having an interest in the Account (or any subaccount) or otherwise upon the determination of the Company to substitute the shares of another investment company for the corresponding Portfolio shares of the Fund in accordance with the terms of the Contracts for which those Portfolio shares had been selected to serve as the underlying investment media. The Company will give thirty (30) days’ prior written notice to the Fund of the date of any proposed vote or other action taken to replace the Fund’s shares; or

(f) [Reserved]; or

(g) at the option of the Company if the Fund fails to meet the diversification requirements specified in Article II hereof or the Company has a reasonable expectation that the Fund will fail to meet these diversification requirements in the future; or

(h) at the option of any party to this Agreement, upon another party’s material breach of any provision of this Agreement; or

(i) at the option of the Company, if the Company determines in its sole judgment exercised in good faith, that either the Fund or the Adviser has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company; or

(j) at the option of the Fund or the Adviser, if the Fund or the Adviser respectively, shall determine in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Fund or the Adviser or that the fidelity bond or similar coverage under Section 2.12 has decreased by a material amount and is insufficient for the Company to meet its obligations under this Agreement, or

(k) at the option of the Fund in the event any of the Contracts are not issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice.

8.2 Notice Requirement

(a) In the event that any termination of this Agreement is based upon the provisions of Article VI, such prior written notice shall be given in advance of the effective date of termination as required by such provisions.

(b) In the event that any termination of this Agreement is based upon the provisions of Sections 8.1(b) - (d) or 8.1(f) - (h), prompt written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating the Agreement to the non-terminating parties, with said termination to be effective upon receipt of such notice by the non-terminating parties.

(c) In the event that any termination of this Agreement is based upon the provisions of Sections 8.1(i) or 8.1(j), prior written notice of the election to terminate this Agreement for cause shall be furnished by the party terminating this Agreement to the non-terminating parties. Such prior written notice shall be given by the party terminating this Agreement to the non-terminating parties at least thirty (30) days before the effective date of termination.

8.3 No Reason Required for Termination. It is understood and agreed that the right to terminate this Agreement pursuant to Section 8.1 (a) may be exercised for any reason or for no reason.

8.4 Effect of Termination

(a) Notwithstanding any termination pursuant to Section 8.1 of this Agreement, the Fund may, at its option, or in the event of termination of this Agreement by the Fund or the Adviser pursuant to Section 8.1 (a) of this Agreement, the Company may require the Fund and the Adviser to continue to make available additional shares of the Fund for so long after the termination of this Agreement as the Fund or the Company, if the Company so requires, desires pursuant to the terms and conditions of this Agreement as provided in paragraph (b) below for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, if the Fund so elects to make available additional shares of the Fund, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts.

(b) In the event of a termination pursuant to Section 8.1 of this Agreement, the Fund shall promptly notify the Company whether the Fund will continue to make available shares of the Fund after such termination, except that, with respect to a termination by the Fund or the Adviser pursuant to Section 8.1 (a) of this Agreement, the Company shall promptly notify the Fund whether it wishes the Fund to continue to make available additional shares of the Fund. If shares of the Fund continue to be made available after such termination, the provisions of this Agreement shall remain in effect except for Section 8.1(a) and thereafter the Fund or the Company may terminate the Agreement, as so continued pursuant to this Section 8.4 upon written notice to the other party, such notice to be for a period that is reasonable under the circumstances.

(c) In the event of termination purusant to Section 8.1(l), or such laws preclude the use of such shares as the underlying investment medium for the Contracts issued or to be issued by the Company, and if through no fault of the Company, the need for substitution of Fund shares for the shares of another “registered investment company” arises out of this event, the expenses of obtaining such an order shall be reimbursed by the Fund. The Fund and the Adviser shall cooperate fully with the Company in connection with such application.

8.5 Surviving Provisions. Each party’s obligations under Section 2.10 will survive and will not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

ARTICLE IX.

Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

Guardian Variable Products Trust

7 Hanover Square, H23-G

New York, New York 10004

Attn: Senior Vice President and Chief Legal Officer

If to the Company:

The Guardian Insurance & Annuity Company, Inc.

7 Hanover Square, H23-G

New York, New York 10004

Attn: Equity Counsel

If to the Adviser:

Park Avenue Institutional Advisers LLC

7 Hanover Square, H23-G

New York, New York 10004

Attn: Equity Counsel

ARTICLE X.

Information Sharing.

11.1 The Fund and the Company, confirm their Agreement for the sharing of transaction information relating to the Fund or any of its Portfolios with respect the implementation and compliance with SEC Rule 22c-2 under the 1940 Act. Unless otherwise agreed by the parties, “transaction” shall mean a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract into or out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as a result of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as a result of an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required “free look” period; (vi) as a result of any deduction of charges or fees under a Contract; (vii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (viii) as a result of payment of a death benefit from a Contract.

(a) The Company agrees to provide to the Fund and/or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”), if known, of any or all clients of the Account. The Company also agrees to provide the number of shares, dollar value, date, name or other identifier (including broker identification number) of any investment professional(s) associated with the client(s) or Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by the Company during the period covered by the request. Requests must set forth a specific period, generally not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund and/or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. Requests for transaction information shall be made to the Company no more frequently than quarterly, except as the Fund and/or its designee deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. If the Fund or its designee issues requests for information more than once per quarter for reasons other than to investigate compliance with the Fund’s policies for eliminating or reducing any dilution of the value of outstanding Fund shares, or otherwise issues extraordinary requests for information, the Fund or its designee agree to reimburse the Company for Company’s reasonable costs associating with complying with such additional requests.

(b) The Company agrees to transmit the requested information that is on its books and records to the Fund and/or its designee promptly, but in any event not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of a request. If the requested information is not on the Company’s books and records, the Company agrees to (i) provide or arrange to provide to the Fund and/or its designee the requested information pertaining to shareholders who hold accounts with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Shares from such indirect intermediary. In such instance, the Company agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

(c) The Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases (including shares acquired by exchanges) of shares by a client that has been identified by the Fund as having engaged in transactions of the shares (directly or indirectly through the intermediary’s account) that violates policies established by the Fund.

(d) Instructions must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the client(s) or account(s) or other agreed upon information to which the instruction relates.

(e) The Company agrees to execute, or cause to be executed, instructions as soon as practicable, but not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of the instructions by the intermediary.

(f) The Company must provide written confirmation to the Fund that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(h) The provisions of this Article X shall survive termination of this Agreement for at least 60 days after the termination date.

ARTICLE XI.

Miscellaneous

11.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.4 Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

11.5 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.6 Each party will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the other parties to this Agreement and their affiliates.

11.7 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and address of owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement in order to carry out the specified purposes specified herein, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into public domain without express written consent of the affected party. In addition, each party shall adopt policies and procedures that address administrative, technical and physical safeguards for the protection of such customer records.

11.8 Each party will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions. To the extent required by applicable regulation and generally accepted industry practices, each party shall take all necessary and appropriate steps to: (i) obtain, verify, and retain information with regard to contract owner identification, and (ii) maintain records of all contract owner transactions. The Company will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Fund with any requested information about Contract owners and their accounts in the event that the Fund shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. To the extent permitted by applicable law and regulations, the Company will notify the Fund of any concerns that the Company may have in connection with any Contract owners in the context of relevant anti-money laundering laws or regulations.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date first above written.

Company:

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By its authorized officer:

By:	/s/ John H. Walter
Name:	John H. Walter
Title:	Vice President & Director of Finance

Fund:

GUARDIAN VARIABLE PRODUCTS TRUST

By its authorized officer:

By:	/s/ John H. Walter
Name:	John H. Walter
Title:	Senior Vice President and Treasurer

Adviser:

PARK AVENUE INSTITUTIONAL ADVISERS LLC

By its authorized officer:

By:	/s/ John H. Walter
Name:	John H. Walter
Title:	Senior Vice President, Chief Financial Officer

Schedule A

Separate Accounts and Associated Products

Separate Accounts	Products
Separate Account R	The Guardian Investor II Variable Annuity

Schedule B

Funds
Guardian Large Cap Disciplined Growth VIP Fund

Guardian Large Cap Fundamental Growth VIP Fund

Guardian Integrated Research VIP Fund

Guardian Diversified Research VIP Fund

Guardian Large Cap Disciplined Value VIP Fund

Guardian Growth & Income VIP Fund

Guardian Mid Cap Relative Value VIP Fund

Guardian Mid Cap Traditional Growth VIP Fund

Guardian International Value VIP Fund

Guardian International Growth VIP Fund

Guardian Core Plus Fixed Income VIP Fund

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